EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    November 23, 2004 5:00 P.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157

                        Fourth Quarter Dividend Declared
                    MainSource Financial Group - NASDAQ, MSFG

Greensburg, Indiana (NASDAQ: MSFG) - MainSource Financial Group's Board of Directors announced today that the Company declared a fourth quarter common dividend of $.13 per share at its November 22, 2004 meeting. The dividend is payable on December 15, 2004 to common shareholders of record as of December 1, 2004. The dividend represents a 13.7% increase over the dividend paid to shareholders in the fourth quarter last year. This is MainSource Financial Group's fifty-seventh consecutive quarterly cash dividend.

James L. Saner, Sr., President and CEO of MainSource Financial Group, stated, "MainSource Financial Group is pleased to be able to offer such great news to our shareholders. With 2004 quickly coming to a close, we are confident that our full-year results will reflect the sustained growth that MainSource has achieved over the past several years. We have successfully adjusted our strategic plan to cope with today's economic pressures, which have allowed us to remain ahead of our peer group in terms of earnings and performance."

MainSource Financial Group, Inc., is a community-focused, multi-bank, financial services oriented holding company with assets of $1.6 billion. MainSource Financial Group is headquartered in Greensburg, Indiana and is listed on the NASDAQ Stock Market (trading symbol: MSFG). Through its four banking subsidiaries MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 56 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240